    As filed with the Securities and Exchange Commission on October 2, 1997
                       Registration No.  333-

                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549
                                  _______________

                                      FORM S-3

                               REGISTRATION STATEMENT
                                       UNDER
                             THE SECURITIES ACT OF 1933
                                  _______________

                                 ELTRAX SYSTEMS, INC.
         (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS GOVERNING INSTRUMENT)
MINNESOTA                                                41-1484525
(State or Other Jurisdiction of             (I.R.S. Employer Identification No.)
 Incorporation or Organization)

                                   _______________

                                WILLIAM P. O'REILLY
                 CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                            2000 TOWN CENTER, SUITE 690
                               SOUTHFIELD, MI  48075
                                   (248) 358-1699
             (Name, Address, Including Zip Code, and Telephone Number,
                    Including Area Code, of Agent for Service)
                                  _______________

                          Copies of all correspondence to:
                              JEFFREY L. FORMAN, ESQ.
                         JAFFE, RAITT, HEUER & WEISS, P.C.
                                ONE WOODWARD AVENUE
                                     SUITE 2400
                              DETROIT, MICHIGAN  48226

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, please check the following box.    X
                                                    ------

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

    If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.        .
                                 ------
                                   _______________

CALCULATION OF REGISTRATION FEE


----------------------------------------------------------------------------------------------------------
                                                               Proposed Maximum                   Amount of
Title of Each Class of Securities Amount to be Registered  Aggregate Offering Price (1)  Registration Fee
----------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value           291,250 shares           $1,820,312.50                 $552.00
----------------------------------------------------------------------------------------------------------



(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c), based upon the average of the high and low prices of the Registrant's common stock on September 30, 1997 on the NASDAQ SmallCap Market.
                          __________________________________
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities had been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



                                SUBJECT TO COMPLETION
                          PROSPECTUS DATED OCTOBER 2, 1997



PROSPECTUS

                                    291,250 SHARES

                                 ELTRAX SYSTEMS, INC.

                                     COMMON STOCK


    This Prospectus relates to 291,250 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of Eltrax Systems, Inc., a Minnesota corporation (the "Company"). The Shares are held by, or may be issued in the future to, certain shareholders and warrant holders (collectively, the "Selling Shareholders"). See "Selling Shareholders."

    The Company will not receive any proceeds from the sale of Shares by the Selling Shareholders. Other than any commissions or discounts paid or allowed by the Selling Shareholders to underwriters, dealers, brokers or agents, all expenses incurred in connection with this offering are being borne by the Company.

    The Selling Shareholders have not advised the Company of any specific plans for the distribution of the Shares, but it is anticipated that the Shares may be sold from time to time in the over-the-counter market transactions (which may include block transactions) on the NASDAQ SmallCap Market System at the market prices then prevailing. Sales of the Shares may also be made through negotiated transactions or otherwise. The Selling Shareholders and the brokers and dealers through which the sales of the Shares may be made may be deemed to be "underwriters" within the meaning set forth in the Securities Act of 1933, as amended, and their commissions and discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."

    The Common Stock is listed on the NASDAQ SmallCap Market System under the symbol "ELTX". On September 30, 1997, the last reported sale price of the Common Stock on the NASDAQ SmallCap Market System was $6.125 per share.

SEE "RISK FACTORS" ON PAGE 4 FOR CERTAIN FACTORS RELATING TO AN INVESTMENT IN THE SHARES.
                          __________________________________

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
             SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
                 OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                   ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                        REPRESENTATION TO THE CONTRARY IS A
                                 CRIMINAL OFFENSE.
                          __________________________________

                 The date of this Prospectus is October 2, 1997.

                                AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected at the Public Reference Section maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the following regional offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy information and statements, and other information regarding registrants that file electronically with the Commission. The Web site address is http://www.sec.gov. The Company files electronically. In addition, the Company's Common Stock is listed on the NASDAQ SmallCap Market System and such reports, proxy statements and other information concerning the Company can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W. Washington, D.C. 20006.

    The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement"), of which this Prospectus is a part, under the Securities Act of 1933, as amended (the "Securities Act" or "Securities Act of 1933"), with respect to the Shares offered hereby. This Prospectus does not contain portions of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Shares, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.


                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference.

    1. The Company's Transition Report on Form 10-KSB for the nine-month period ended December 31, 1996, filed with the Commission on March 31, 1997.

    2. The Company's current report on Form 8-K dated January 31, 1997 and filed with the Commission on February 12, 1997.

    3. The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997, filed with the Commission on May 14, 1997.

    4. The Company's current report on Form 8-K dated May 15, 1997 and filed with the Commission on June 11, 1997.

    5. The Company's current report on Form 8-K dated July 1, 1997 and filed with the Commission on August 1, 1997.

    6. The Company's current report on Form 8-K dated July 21, 1997 and filed with the Commission on July 31, 1997.

    7. The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997, filed with the Commission on August 14, 1997.

    8. The Company's current report on Form 8-K dated August 15, 1997 and filed with the Commission on September 2, 1997.

    9. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A (File No. 0-22190).

    All documents filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to termination of the offering of all Shares to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document.

    Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (in the case of a statement in a previously filed document incorporated or deemed to be incorporated by reference herein), in any accompanying Prospectus Supplement relating to a specific offering of Shares or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

    The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon their written or oral request, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be addressed to Nicholas J. Pyett, the Company's Chief Financial Officer, at 2000 Town Center, Suite 690, Southfield, MI 48075, telephone number (248) 358-1699.

    AS USED HEREIN, THE TERM "COMPANY" INCLUDES ELTRAX SYSTEMS, INC., A MINNESOTA CORPORATION, AND ONE OR MORE OF ITS SUBSIDIARIES.

                                     THE COMPANY

    Eltrax Systems, Inc. (the "Company" or "Eltrax"), through its wholly owned subsidiaries, Atlantic Network Systems, Inc. ("ANS"), EJG Techline, Incorporated ("Techline"), Hi-Tech Connections, Inc. ("Hi-Tech"), and Four Corners Technology, Inc. ("Four Corners"), is a value-added reseller of data communications networking products and services. Eltrax designs and installs, and in some cases maintains, wide-area-networking systems for end-user corporate and government customers, and is a distributor of data communications equipment to other value-added resellers. The Company's products and services include data communications equipment used in remote access and enterprise-wide communications networks and the installation and maintenance of that equipment.

    The Company has announced and is currently in the process of implementing a strategic plan to provide network management services to enterprise-wide network customers on a nationwide process. The Company intends to begin offering these services on October 1, 1997 to its existing customer base through its existing sales and distribution channels.

    The Company headquarters is located at 2000 Town Center, Suite 690, Southfield, MI 48075, and its telephone number is (248) 358-1699. The Company maintains a worldwide web address at www.eltrax.com.


                                     RISK FACTORS

    Prospective investors should carefully consider, among other factors, the matters described below.

    HISTORY OF LOSSES; UNCERTAIN PROFITABILITY PROSPECTS. The Company has a history of net losses. As of June 30, 1997, the Company had an accumulated deficit of approximately $12,000,000. The ability of the Company to achieve profitability will depend upon several factors, including: the efficient consolidation of the recently acquired businesses and of future acquisitions; the ability to achieve sufficient levels of product sales and profit margins and network management services sales and profit margins; and the ability to control operating costs and other expenses. There can be no assurance that the Company will achieve profitability during the current fiscal year or at any time in the near future.

    INTEGRATION OF ACQUISITIONS; MANAGEMENT OF EXPANDING OPERATIONS. During the last 18 months, the Company has merged with or acquired six network products and services companies, and its annual revenue run rate has increased from just over $1 million to the current annual revenue run rate of over $50 million. The Company intends to continue its rapid growth through future acquisitions and through internal growth. This rapid growth has placed, and will continue to place, a significant strain on the Company's administrative, operational, and financial resources and on the Company's systems and controls. Management has expended, and expects to continue to expend, significant time and effort in integrating the operations of its acquisitions into the Company.

    There can be no assurance that the Company's current systems, procedures and controls will be adequate to support the Company's operations as they expand. Any future growth will impose significant added responsibilities on members of senior management, including the need to identify, recruit and integrate new senior level managers and executives. There can be no assurance that such additional management will be identified and retained by the Company. If the Company is unable to manage growth effectively, customer confidence could erode and demand for the Company's products and services could deteriorate, which could materially and adversely affect the Company's business and operating results.

    FUTURE ACQUISITIONS. The Company continues to pursue acquisitions of complementary businesses. Future acquisitions by the Company could result in additional debt and amortization expenses that may adversely affect the Company's balance sheet and profitability. Acquisitions also involve numerous other risks, including difficulties in integrating the operations of new businesses into the Company, the potential loss of key employees of the acquired business, and the risk that acquisitions do not continue to perform at their historical levels. No assurance can be given as to the effect of any future acquisition on the Company's business or operating results.

    NETWORK MANAGEMENT SERVICES. The Company intends to begin offering network management services on a nationwide basis in the fourth quarter of this year. This effort is part of the Company's long-term strategic plan, and is essentially a new line of business for the Company. This effort will require significant capital expenditures and expenditures for management, sales, and marketing personnel, and technical resources. The success of this new line of business depends principally upon the Company's ability to successfully develop and deliver network management service products and the market's acceptance of these products. While the Company believes that these investments will yield a return in the near future, there can be no assurance of this result.

    DEPENDENCE ON SENIOR MANAGEMENT AND KEY EMPLOYEES. The Company is dependent upon the performance of its executive officers and other key personnel. The loss of the services of any of its executive officers or other key employees could have a material adverse effect on the Company. The Company's future success will also depend in part upon its ability to attract and retain highly skilled and qualified technical, managerial and marketing personnel. Competition for such personnel in the data communications industry is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. The loss of any of the Company's key management or the inability to hire or retain qualified personnel could have a material adverse effect on the Company.

    DEPENDENCE UPON CERTAIN MANUFACTURERS. The Company currently purchases equipment directly from certain manufacturers including Adtran, Ascend, Cisco, Micom, 3Com, and Motorola. There can be no assurance that these relationships will continue or that the discounts received from such manufacturers will be maintained.

    COMPETITION. Competition in the data communications industry is intense and is expected to increase. Competition on the Company's current product lines is primarily from local or regional system integrators or equipment resellers. To some extent, the Company competes with large, national organizations such as IBM, EDS, AT&T, Ingram Micro, and Tech Data. Some of the Company's competitors have longer operating histories and significantly greater financial, technical, research, marketing, sales, distribution and other resources, as well as greater name recognition and a larger customer base, than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements or may be able to devote greater resources to the development, promotion, sale and support of their products than the Company. The Company expects increased competition in the future, which could result in significant price competition, reduced profit margins or loss of market share, any of which could have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance what the effect of increased competition will be on the Company in the future.

    NORDATA PROBLEMS. Due to significant operational problems and losses which occurred at the Company's Nordata, Inc. subsidiary ("Nordata"), substantially all of the Nordata back-office and inventory functions were consolidated at the Company's East Coast offices and warehouse in Raleigh, North Carolina during the second quarter of this year. Mr. Howard Norton, who sold Nordata to the Company in 1996, and served as its president after the acquisition, was relieved of all of his responsibilities in May 1997, and the responsibility for all sales activities has been consolidated under the Company's National Sales Director. The operational problems at Nordata and the consolidation of operations in North Carolina have caused significant disruption and have had a significant negative impact on West Coast sales and morale. There can be no assurance that the consolidation of operations and sales responsibilities will solve these problems.

    WRITE-DOWN OF NORDATA GOODWILL. During the second quarter of 1997, the Company determined that there was a permanent impairment in the fair value of the goodwill recorded in connection with the Nordata purchase in May 1996. During the second quarter of 1997, the Company made an initial determination that $2,458,000 of the remaining Nordata goodwill should be written off. It is possible that additional amounts of such goodwill may be written off in the future. No prediction can be made regarding the effect any future write-down will have on the market price of the Company's common stock.

    NORTON LITIGATION. Mr. Norton had a five-year employment agreement with the Company, commencing May 17, 1996, at $175,000 per year, and the Company terminated his employment in July 1997. Mr. Norton and Ms. Ruby Norton initiated legal proceedings against the Company in response to the Company's termination of Mr. Norton's employment. Mr. Norton is suing for money damages and other relief under his employment agreement. Mr. Norton and Ms. Norton seek an order requiring the Company to file a registration statement, under the Securities Act of 1933, covering all shares of the Company's common stock held by them. If Mr. Norton is successful in his damage claims against the Company, that result will have an adverse effect on the Company's profitability. The Company has not established any reserve related to this litigation. Although the litigation is in the early stages, management believes that the risk of any material loss is remote.

    Mr. and Ms. Norton hold approximately 900,000 shares of the Company's common stock or approximately 11% of the number of shares outstanding. If Mr. Norton and Ms. Norton succeed in requiring the Company to register their shares, then the sale of such shares, or the perception that such sales could occur, could adversely affect prevailing market prices for the Company's common stock.

    Mr. Norton's employment agreement provides that he is prohibited from participating in any business that competes with the Company for a period of two
(2) years following termination of his employment. It is possible that Mr. Norton may take the position that this non-compete covenant is unenforceable due to the Company's termination of his employment. While the Company believes that its termination of Mr. Norton was justified and that Mr. Norton's non-compete covenant remains enforceable, it is possible that the non-compete covenant may be held to be unenforceable. In this event, Mr. Norton may compete with the Company, and such competition could have an adverse effect on the Company's sales and income.

    Management believes that Mr. Norton's claims against the Company are without merit, and the Company is vigorously contesting Mr. Norton's claims. However, there can be no assurance that the Company will prevail in this litigation.

    UNCERTAINTY OF MARKET ACCEPTANCE. Many of the Company's products and services are based on new or improved technology that has not previously been available. The Company's marketing strategy will have to overcome the difficulties inherent in the introduction of new or improved technology to the communications industry. Market acceptance of the Company's products and services will depend in large part on the ability of the Company and its sales personnel to demonstrate to customers the technical capabilities of the Company's products and services. There can be no assurance that the Company's products and services will be accepted in the market in preference to competing products and services presently available or products and services that may be developed in the future. Lack of market acceptance of the Company's products and services would adversely effect the Company's performance.

    GENERAL ECONOMIC CONDITIONS. Demand for the Company's products and services depends, in large part, on the overall demand for communications and networking products, which may be effected by industry capital spending levels and general economic conditions, including interest rate fluctuations, economic recessions and customer business cycles. There can be no assurance that the Company will not experience a decline in demand for its products and services due to general economic conditions. Any such decline could have an adverse effect on the Company's business, operating results and financial condition.

    NON-COMPLIANCE UNDER LINE OF CREDIT. The Company currently has a $5,500,000 credit facility under its revolving credit agreement with State Street Bank and Trust Company ("State Street Bank"). The Company is currently not in compliance with several provisions of its agreement with State Street Bank, including requirements that the Company have positive earnings before interest, depreciation and amortization, as well as maintain certain financial ratios. While State Street Bank recently agreed to temporarily increase the maximum credit facility to $5,500,000 (from $5,000,000) through September 30, 1997, and has not demanded repayment of the credit line, there can be no assurance that such a demand will not be made. Should such a demand be made, the Company would not have sufficient working capital to continue operations without obtaining additional financing.

    NEED FOR ADDITIONAL CAPITAL FOR OPERATIONS, FUTURE ACQUISITIONS, AND
NETWORK MANAGEMENT SERVICES. The Company has developed a strategy to grow through additional acquisitions. While the Company believes it will continue to structure the payment of the purchase price of the majority of its acquisitions with stock, the possibility exists that greater cash may be required to achieve this goal. The Company also has immediate cash needs to fund current and future operations. For example, the Company has varying credit terms with its major vendors. In some cases, the Company's accounts payable to these vendors exceed the stated terms. As a result, certain of the Company's vendors withhold credit from the Company from time to time until the Company reduces its balance owing to these vendors. In addition, the Company will also need additional capital in the near future to fund the continued development and implementation of its new network management services line of business.

    The Company is presently negotiating to increase the availability under its bank line of credit and is attempting to raise additional equity through a private placement. However, while the Company expects to complete these efforts in the near future, there can be no assurance that these efforts will be successful. If the Company is not successful in raising additional funds, it would adversely affect the Company's ability to operate and to pursue its strategic plan.

    ADVERSE EFFECT ON PRICE OF SHARES AVAILABLE FOR FUTURE SALE. Sales of a substantial number of shares of the Company's common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the shares. The Company's officers and directors and former shareholders of the Company's subsidiaries hold approximately 4 million shares of common stock and warrants to purchase approximately 750,000 shares of the common stock. These shares may be sold pursuant to registration rights granted to the holders thereof in certain instances or pursuant to Rule 144 promulgated by the Commission pursuant to the Securities Act of 1933. In addition, Howard Norton and Ruby Norton have indicated that they intend to sell all of their approximately 900,000 remaining shares of the Company's common stock pursuant to Rule 144, subject, however, to the limitation that they may not sell more than 90,000 shares per month. No prediction can be made regarding the effect that future sales will have on the market price of the Company's common stock.

    LACK OF DIVIDENDS. The Company has not paid dividends on its common stock and does not anticipate paying cash dividends in the foreseeable future. The Company intends to retain any earnings to finance the development of its business. There can be no assurance that the Company will ever pay cash dividends.


                             SELLING SHAREHOLDERS

    Each of the Selling Shareholders is a holder of shares of Common Stock or stock warrants pursuant to which shares of Common Stock may be acquired. The following table sets forth certain information regarding the Selling Shareholders and the shares of Common Stock beneficially owned by each of them:









                                                                                                              Shares Beneficially
                                                                                                                 Owned After
                                                            Shares of Common                                    Completion of
                                                           Stock Beneficially                                the Offering (2)(3)
                                                           Owned Prior to the       Number of Shares         -------------------
Selling Shareholder                                             Offering (1)         Being Offered           Number      Percent
-------------------                                             ------------         -------------           ------      -------
Dennis Hanish                                                      2,700 (4)             2,700                   0           (7)
Wayne Mills                                                        5,000 (4)             5,000                   0           (7)
John Ryden                                                         2,700 (4)             2,700                   0           (7)
Richard B. Heise                                                  62,300 (4)            62,300                   0           (7)
John E. Feltl                                                     62,300 (4)            62,300                   0           (7)
Walter C. Lovett                                                 442,113 (5)            21,250             382,500 (5)      4.6%
Douglas L. Roberson                                              442,113 (5)            30,000             412,113 (5)      4.9%
B. Taylor Koonce                                                 143,533 (6)            10,000             133,533 (5)      1.6%
Edward J. Gorlitz, Jr. and Kathleen M. Gorlitz                   138,000                30,000             108,000          1.3%
Colin E. Quinn and Diane C. Quinn                                 92,000                20,000              72,000           (7)
Ross Crossland Weston & Co.                                       20,000                20,000                   0           (7)
Mag-Tek, Inc.                                                     25,000                25,000                   0           (7)
                                                                                       -------
     TOTAL                                                     1,437,759               291,250           1,146,509        13.77%



(1) Based upon questionnaires received from each Selling Shareholder, or a representative of the Selling Shareholder, in connection with the preparation of the Registration Statement on Form S-3, of which this Prospectus is a part, showing beneficial ownership as of August 15, 1997. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percentage owned by such person or group.

(2) Assumes that all Shares being offered and registered hereunder are sold, although no Selling Shareholder is obligated to sell any Shares.

(3) Based upon 8,323,126 shares of Common Stock outstanding as of August 21, 1997 (8,173,126 shares as reported in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 plus 150,000 shares issued in the Hi-Tech merger).

(4) Consists solely of shares of Common Stock which may be acquired pursuant to warrants exercisable within sixty days of September 12, 1997.

(5) Includes 38,363 shares of Common Stock which may acquired pursuant to warrants exercisable within sixty days of September 12, 1997.

(6) Includes 13,533 shares of Common Stock which may acquired pursuant to warrants exercisable within sixty days of September 12, 1997.

(7) Less than one percent (1%).

    Based upon questionnaires received from each Selling Shareholder, set forth below are the various relationships between each of the Selling Shareholders and the Company that existed during the past three (3) years:

    WALTER C. LOVETT - Mr. Lovett is the Vice President and Treasurer of Atlantic Network Systems, Inc., a wholly-owned subsidiary of the Company. Mr. Lovett was a principal shareholder of Atlantic Network Systems, Inc. prior to its acquisition by the Company pursuant to a merger. The Shares included in this offering that are being offered by Mr. Lovett were obtained by him pursuant to such merger.

    DOUGLAS L. ROBERSON - Mr. Roberson is the President of Atlantic Network Systems, Inc. Mr. Roberson was a principal shareholder of Atlantic Network Systems, Inc. prior to its acquisition by the Company pursuant to a merger. The Shares included in this offering that are being offered by Mr. Roberson were obtained by him pursuant to such merger.

    B. TAYLOR KOONCE - Mr. Koonce is a sales manager of ANS.

    EDWARD J. GORLITZ, JR. - Mr. Gorlitz is the President of EJG Techline, Incorporated, a wholly-owned subsidiary of the Company. Mr. Gorlitz was a principal shareholder of EJG Techline, Incorporated prior to its acquisition by the Company pursuant to a merger. The Shares included in this offering that are being offered by Mr. Gorlitz were obtained by him pursuant to such merger.

    KATHLEEN M. GORLITZ - Ms. Gorlitz is an office manager of EJG Techline, Incorporated. Ms. Gorlitz was a principal shareholder of EJG Techline, Incorporated prior to its acquisition by the Company pursuant to a merger. The Shares included in this offering that are being offered by Ms. Gorlitz were obtained by her pursuant to such merger.

    COLIN E. QUINN - Mr. Quinn is an employee of EJG Techline, Incorporated.
Mr. Quinn was a principal shareholder of EJG Techline, Incorporated prior to its acquisition by the Company pursuant to a merger. The Shares included in this offering that are being offered by Mr. Quinn were obtained by him pursuant to such merger.

    DIANE C. QUINN - Ms. Quinn was a principal shareholder of EJG Techline, Incorporated prior to its acquisition by the Company pursuant to a merger. The Shares included in this offering that are being offered by Ms. Quinn were obtained by her pursuant to such merger.

    ROSS CROSSLAND WESTON & CO. - Ross Crossland Weston & Co. served as the investment advisor to the Hi-Tech shareholders with respect to the Hi-Tech merger with the Company. The Shares included in this offering that are being offered by Ross Crossland Weston & Co. were obtained by it for such services.

    MAG-TEK, INC. - Mag-Tek, Inc. sold products to the Company that were used in the Company's discontinued historical medical administrative data card business.

    Except as specifically set forth above, none of the Selling Shareholders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates.


                                   USE OF PROCEEDS

    The Company will not receive any of the proceeds of any sale by the Selling Shareholders.

                                 PLAN OF DISTRIBUTION

    The Shares offered hereby may be sold by the Selling Shareholders or, subject to applicable law, by pledgees, donees, transferees or other successors in interest (collectively with the Selling Shareholders, the "Sellers") acting as principals for their own accounts. The Company will not receive any of the proceeds of this offering.

    The Sellers, directly or through brokers, dealers, underwriters, agents or market makers, may sell some or all of the Shares. Any broker, dealer, underwriter, agent or market maker participating in a transaction involving the Shares may receive a commission from the Sellers. Usual and customary commissions may be paid by the Sellers. The broker, dealer, underwriter or market maker may agree to sell a specified number of the Shares at a stipulated price per Share and, to the extent that such person is unable to do so acting as an agent for the Sellers, to purchase as principal any of the Shares remaining unsold at a price per Share required to fulfill the person's commitment to the Sellers.

    A broker, dealer, underwriter or market maker who acquires the Shares from the Sellers as a principal for its own account may thereafter resell such Shares from time to time in transactions (which may involve block or cross transactions and which may also involve sales to or through another broker, dealer, underwriter, agent or market maker, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at negotiated prices. In connection with such resales, the broker, dealer, underwriter, agent or market maker may pay commissions to or receive commissions from the purchasers of the Shares. The Sellers also may sell some or all of the Shares directly to purchasers without the assistance of a broker, dealer, underwriter, agent or market maker and without the payment of any commissions.

    Other than any commissions or discounts paid or allowed by the Sellers to underwriters, dealers, brokers or agents, all expenses incurred in connection with this offering are being borne by the Company.

    Pursuant to the registration rights granted to the Selling Shareholders in connection with the issuance of stock warrants or Common Stock to the Selling Shareholders, the Company has agreed to indemnify the Selling Shareholders and any person who controls a Selling Shareholder against certain liabilities and expenses arising out of or based upon the information set forth or incorporated by reference in this Prospectus, and the Registration Statement of which this Prospectus is a part, including liabilities under the Securities Act. Any commissions paid or any discounts or concessions allowed to any broker, dealer, underwriter, agent or market maker and, if any such broker, dealer, underwriter, agent or market maker purchases any of the Shares as principal, any profits received on the resale of such Shares, may be deemed to be underwriting commissions or discounts under the Securities Act.


                                    LEGAL MATTERS

    The legality of the Common Stock offered hereby will be passed upon for the Company by Jaffe, Raitt, Heuer & Weiss, Professional Corporation, Detroit, Michigan.

                                       EXPERTS

    The consolidated financial statements of the Company as of December 31, 1996 and March 31, 1996, and for the nine months ended December 31, 1996 and the year ended March 31, 1996 included in the Company's Transition Report on Form 10-KSB for the nine months ended December 31, 1996 and incorporated by reference herein, have been audited by Coopers & Lybrand L.L.P., independent accountants, to the extent and for the periods indicated in their reports and have been incorporated herein in reliance on such reports given on the authority of that firm as experts in accounting and auditing.

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    No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus in connection with any offering to be made by the Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Securities, in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstance, create an implication that there has been no change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.



                                  TABLE OF CONTENTS

                                      PROSPECTUS

                                                                            PAGE

Available Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Incorporation of Certain Documents by Reference. . . . . . . . . . . . . . . 2
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Selling Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8


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                                    291,250 SHARES







                                ELTRAX SYSTEMS, INC.




                                    COMMON STOCK

                                   ______________


                                     PROSPECTUS


                                   ______________






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                                                               OCTOBER 2, 1997

                                      PART II

                       INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered.

    Registration Fee . . . . . . . . . . . . . . . . . . .  $552
    Legal Fees and Expenses. . . . . . . . . . . . . . . . 5,000
    Accounting Fees and Expenses . . . . . . . . . . . . . 3,000
    Miscellaneous. . . . . . . . . . . . . . . . . . . . . 2,500

                                                           ------
    Total. . . . . . . . . . . . . . . . . . . . . . . .  $11,052
                                                           ------
                                                           ------


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Article V of the Company's Amended and Restated Articles of Incorporation limits the liability of its directors to the fullest extent permitted by the Minnesota Business Corporation Act (the "MBCA"). Specifically, directors of the Company will not be personally liable for monetary damages for breach of fiduciary duty as directors, except liability for (i) any breach of the duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain Minnesota securities laws, or (v) any transaction from which the director derives an improper personal benefit.

    Article IV of the Company's restated Articles of Incorporation gives the Company the power and authority to provide indemnification to officers, directors, employees and agents of the Company to the fullest extent permissible under the MBCA. Section 302A.521 of the MBCA requires that the Company indemnify any director, officer or employee made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including a derivative action in the name of the Company. Reference is made to the detailed terms of Section 302A.531 of the MBCA for a complete statement of such indemnification rights.

    Article VII of the Company's Restated Bylaws provides that the Company shall indemnify such persons, for such expenses and liabilities, in such manner, under such circumstances, and to such extent, as permitted by the MBCA, as now enacted or hereafter amended, provided that a determination is made in each case, in the manner required by such statute, that the person seeking indemnification is eligible therefor.

    The Company maintains directors' and officers' liability insurance, including a reimbursement policy in favor of the Company.

ITEM 16. EXHIBITS

          Exhibit No.   Description
          -----------   -----------
                  4.1   Form of Common Stock Certificate (Incorporated by
                        reference from Exhibit 4.1 of the Company's
                        Registration Statement on Form S-18, File No. 33-51456)

                  5.1 Opinion of Jaffe, Raitt, Heuer & Weiss, Professional Corporation, as to legality of securities

                 23.1 Consent of Coopers & Lybrand L.L.P., independent accountants

                 23.2 Consent of Jaffe, Raitt, Heuer & Weiss, Professional Corporation (included in Exhibit 5.1)

                 24.1 Power of Attorney (included on the signature page of this registration statement)

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table set forth in this registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

    provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof; and insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on September 17, 1997.


                        ELTRAX SYSTEMS, INC.,
                        a Minnesota corporation


                        By:  /s/ William P. O'Reilly
                           ------------------------------------------------
                                 William P. O'Reilly, Chairman of the Board
                                 and Chief Executive Officer

    KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Eltrax Systems, Inc. hereby constitutes and appoints William P. O'Reilly and Mack V. Traynor, III, or any of them, his attorneys-in-fact and agents, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the shares of Common Stock under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his substitute or substitutes may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


              Name                         Title                    Date
              ----                         -----                    ----

  /s/ William P. O'Reilly       Chief Executive Officer,     September 17, 1997
--------------------------      Chairman of the Board of
      William P. O'Reilly       Directors, and Director
                                (principal executive
                                officer)



  /s/ Mack V. Traynor, III      Director                     September 18, 1997
--------------------------
      Mack V. Traynor, III


  /s/ James C. Barnard          Director                    September 17, 1997
--------------------------
      James C. Barnard


  /s/ Patrick J. Dirk           Director                    September 17, 1997
--------------------------
      Patrick J. Dirk

  /s/ Mark D. Johnson           Director                    September 23, 1997
--------------------------
      Mark D. Johnson

  /s/ Clunet R. Lewis           Director                    September 17, 1997
--------------------------
      Clunet R. Lewis

              Name                         Title                    Date
              ----                         -----                    ----

  /s/ Thomas F. Madison         Director                    September 19, 1997
--------------------------
      Thomas F. Madison

  /s/ Nicholas J. Pyett         Chief Financial Officer     September 19, 1997
--------------------------     (principal financial
   Nicholas J. Pyett            officer and principal
                                accounting officer)

                                  INDEX TO EXHIBITS


          Exhibit No.   Description
          -----------   -----------
                  4.1   Form of Common Stock Certificate (Incorporated by
                        reference from Exhibit 4.1 of the Company's
                        Registration Statement on Form S-18, File No. 33-51456)

                  5.1 Opinion of Jaffe, Raitt, Heuer & Weiss, Professional Corporation, as to legality of securities

                 23.1 Consent of Coopers & Lybrand L.L.P., independent accountants

                 23.2 Consent of Jaffe, Raitt, Heuer & Weiss, Professional Corporation (included in Exhibit 5.1)

                 24.1 Power of Attorney (included on the signature page of this registration statement)